SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 23, 2014
AMBAC FINANCIAL GROUP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-10777	13-3621676
(State of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
One State Street Plaza, New York, New York 10004
(Address of principal executive offices) (Zip Code)
(212) 658-7470
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.02. Termination of a Material Definitive Agreement
Item 5.02. Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 23, 2014, Ambac Financial Group, Inc. ("Ambac") issued a press release announcing that Ms. Diana N. Adam's is resigning as President and Chief Executive Officer of Ambac and its principal subsidiary Ambac Assurance Corporation (“Ambac Assurance,” and together with Ambac, the “Company”) by mutual agreement with the Board of Directors effective as of the close of business on December 31, 2014. The Board of Directors of Ambac has named Mr. Nader Tavakoli as Interim President and Chief Executive Officer, and appointed Mr. Jeffrey S. Stein as sole Chairman of the Board of Directors, both effective as of January 1, 2015. The Compensation Committee of the Board of Directors of Ambac and Mr. Tavakoli are in the process of finalizing the terms of his retention. Ambac will file an amendment to this Current Report on Form 8-K reporting the material terms of this arrangement when completed.

At Ambac Assurance, effective January 1, 2015, Mr. Tavakoli will assume the role of Executive Chairman. David Trick, Senior Managing Director, Chief Financial Officer and Treasurer of Ambac, and Ambac Assurance, will assume the additional role of interim President and Chief Executive Officer of Ambac Assurance.

A copy of the press release is filed herewith and attached hereto as Exhibit 99.1.

Mr. Tavakoli, age 56, has been Co-Chair and a director of each of Ambac and Ambac Assurance since May 1, 2013. Mr. Tavakoli is Chairman and Chief Executive Officer of EagleRock Capital Management, a private investment partnership based in New York City that he founded in 2002. Prior to founding EagleRock, Mr. Tavakoli managed substantial investment portfolios with Odyssey Partners and Highbridge Capital Management, both New York based private investment partnerships. Mr. Tavakoli began his professional career as an attorney with the New York City law firm of Milbank, Tweed, Hadley and McCloy, where he primarily represented institutional clients in banking, litigation and corporate restructuring matters. Mr. Tavakoli is a director of Magnachip Semiconductor Corp., a Korean based manufacturer of analogue and mixed signal semiconductors (NYSE: MX). Mr. Tavakoli also serves on the board of MF Global Holdings Ltd., formerly engaged in securities brokerage, trading and clearance. Among his other current professional activities, Mr. Tavakoli is also a Director and Litigation Trustee of MF Global Holdings, where he is pursuing claims against former management and others in connection with recovery of losses incurred at that company.

Mr. Trick, age 43, has served as Chief Financial Officer and a Senior Managing Director of Ambac and Ambac Assurance since January 2010. Mr. Trick has executive responsibility for managing the Company’s financial affairs, as well as and including financial reporting, investment management, asset liability management, financial planning, tax strategy, capital resources, operations, capital markets, liquidity, and investor relations. In addition, since May 2006, he has served as Treasurer of Ambac and Ambac Assurance. Mr. Trick joined the Company in 2005 from The Bank of New York Mellon, where he was a senior banker responsible for delivering strategic solutions to insurance industry clients, including those in the financial guarantee industry.

On December 23, 2014, Company entered into a Separation Agreement with Ms. Adams. The Separation Agreement supersedes and amends the terms and conditions of the Employment Agreement entered into between the Company and Ms. Adams as of April 8, 2014. The principal terms of the Separation Agreement are summarized below. This summary is qualified in its entirety by reference to the Separation Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Pursuant to the Separation Agreement, Ms. Adams will be retained as a non-employee consultant to provide certain consulting services to the Company through March 31, 2015. Such services will include, but not be limited to, assisting in a smooth leadership transition, advising on operational issues, assisting with year-end financial reporting, and such other tasks as may be assigned to Ms. Adams by the Company from time to time. Ms. Adams will also be entitled to receive (i) a lump sum payment in the amount of $1,900,000, and (ii) customary outplacement services provided to senior executives of the Company whose employment terminates. In addition, Ms. Adams will continue to be eligible to receive her outstanding equity awards pursuant to the terms and conditions of her existing award agreements. Ms. Adams and her eligible dependents will also be eligible to continue to participate in the Company’s basic medical and life insurance programs as in effect from time to time, on the same terms and conditions as applicable to active senior executives of the Company, for twelve months (subject to earlier discontinuation in certain circumstances).

Payments made to Ms. Adams in connection with the Separation Agreement are subject to her delivery to Ambac of a general release of claims. Ms. Adams will be subject to certain non-competition and non-solicitation covenants for twelve months following her separation and a cooperation covenant for twenty-four months following her separation. She will also be subject to non-disclosure and non-disparagement covenants.

Item 8.01. Other Events.

On December 23, 2014, Ambac issued a press release announcing, among other things, the management changes described above. A copy of the press release is attached to this Report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits.     The following exhibit is filed as part of this Current Report on Form 8-K:

Exhibit
Number     Description of Exhibit

10.1	Separation Agreement dated as of December 23, 2014, by and among Ambac Financial Group, Inc., Ambac Assurance Corporation and Diana Adams.
99.1	Press Release dated December 23, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ambac Financial Group, Inc.
(Registrant)
Dated: December 23, 2014
	By:	/s/ William J. White
First Vice President, Secretary, and Assistant General Counsel